EXHIBIT 10.44

                          LICENSE AND SUPPLY AGREEMENT


                           dated as of August 20, 1997


                                     between


                              EURAND AMERICA, INC.
                                845 Center Drive
                              Vandalia, Ohio 45377


                                       and

                        GLOBAL PHARMACEUTICAL CORPORATION
                           Castor & Kensington Avenues
                           Philadelphia, PA 19124-5694


                                       for


                             Diffucaps(R) Pancreatin




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                                Table of Contents

1.       DEFINITIONS .....................................................     4

2.       GRANT OF LICENSE ................................................     7
         2.1         GRANT OF LICENSE ....................................     7
         2.2         THE EXCLUSIVITY OF THE LICENSE ......................     7

3.       OWNERSHIP AND USE OF KNOW-HOW ...................................     7
         3.1         OWNERSHIP ...........................................     7

4.       SALE OF THE PRODUCT .............................................     7
         4.1         STANDARD OF MANUFACTURE .............................     7
         4.2         RIGHT OF REVIEW .....................................     8
         4.3         REPRESENTATIONS AND WARRANTIES ......................     8
         4.4         PURCHASE AND SALE ...................................     9
         4.5         DELIVERY SCHEDULE ...................................     9
         4.6         TITLE, RISK OF LOSS .................................    10

5.       PRICES ..........................................................    10
         5.1.        PRICES AND PRICE CHANGES ............................    10
         5.2         PAYMENT TERMS .......................................    11

6.       ROYALTIES .......................................................    11
         6.1         ROYALTIES ...........................................    11
         6.2         TAXES ...............................................    12
         6.3         CURRENCY ............................................    12


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7        TERM ............................................................    12

         7.1         BASIC TERM ..........................................    12
         7.2         EARLY TERMINATION BY REASON OF PATENT LITIGATION ....    13

8..      EVENTS OF DEFAULT, REMEDIES AND EFFECTS OF DEFAULT ..............    14

         8.1         EVENTS OF DEFAULT ...................................    14
         8.2         REMEDIES FOR BREACH .................................    14


9.       INDEMNIFICATION .................................................    14

         9.1         INDEMNIFICATION OF GLOBAL ...........................    14
         9.2         INDEMNIFICATION OF EURAND ...........................    15
         9.3         NOTICE AND LEGAL DEFENSE ............................    15

10.      MISCELLANEOUS ...................................................    16

         10.1        ASSIGNMENT ..........................................    16
         10.2        CONFIDENTIALITY .....................................    16
         10.3        EXCHANGE OF INFORMATION .............................    17
         10.4        FORCE MAJEURE .......................................    18
         10.5        AMENDMENTS ..........................................    18
         10.6        NO IMPLIED WAIVER ...................................    18
         10.7        CHOICE OF LAW .......................................    18
         10.8        NOTICES .............................................    18
         10.9        EXECUTION OF ADDITIONAL .............................    19
         10.10       SEVERABILITY ........................................    19
         10.11       CAPTIONS ............................................    19
         10.12       COUNTERPARTS ........................................    19
         10.13       MINIMUM ANNUAL PURCHASES ............................    19


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         THIS LICENSE AND SUPPLY AGREEMENT, dated as of August 20, 1997 (the
         "Effective Date"), between EURAND AMERICA, INC., a corporation organized under the laws of Nevada, with its principal offices at 845 Center Drive, Vandalia, Ohio 45377 ("EURAND"), and GLOBAL PHARMACEUTICAL CORPORATION, a corporation organized under the laws of the State of Delaware, with its principal offices at Castor & Kensington Avenues, Philadelphia, PA 19124-5694 ("GLOBAL");

                                WITNESSETH THAT:

         WHEREAS, EURAND is the owner of original processes and know-how for the manufacture of sustained release pharmaceutical substances;

         WHEREAS, EURAND and GLOBAL entered into a Confidentiality Agreement (the "Confidentiality Agreement"), pursuant to which the parties exchanged confidential information relating Lo this Proposed cooperative effort;

         WHEREAS, GLOBAL desires to receive a license to market and sell products containing sustained release products as developed and manufactured by EURAND and EURAND is willing to grant such a license on the terms and conditions set forth hereinafter;

         NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.       DEFINITIONS

         1.1 "Active Ingredient" means the mixture of lipases, proteases and amylases set forth in Exhibit B.

         1.2 "Affiliate" means, with reference to any Person, any other Person directly or indirectly, controlling, controlled or under common control with such Person, and "control" means


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                  the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         1.3 "Applicable Laws" means all laws, treaties, ordinances, judgments, decrees. directives, injunctions, orders of any court, arbitrator or governmental agency or authority, rules, regulations, interpretations, authorizations and Applicable Permits of any international, national, regional, local or other governmental body, agency, authority, court or person, on having jurisdiction over or related to the registration, manufacture and sale of the Product, as may be in effect from time to time.

         1.4 "Applicable Permits" means any waiver, exemption, variance, permit, license or similar approval, including, without limitation, product registrations by health or other government entities, required to be obtained or maintained under Applicable Laws in connection with the development registration, manufacture and sale of the Product.

         1.5 "Contract Year" means, for the first Contract Year, the period ending twelve (12) months after the date first above written and for the second and subsequent Contract Years, the twelve
                  (12) month period commencing on the day following the anniversary of the end of the first and subsequent Contract Years, respectively.

         1.6 "FDA" shall mean the Food and Drug Administration in the United States.

         1.7 "Force Majeure" means any cause or causes which wholly or partially prevent or delay the performance of obligations arising under this Agreement and which are not reasonably within the control of the non-performing party, including acts of God, government regulations, labor disputes, floods, fires, civil commotion, embargoes, quotas, shortage of labor or materials or any delays in transportation or detention by customs, health or other government authorities.

         1.8 "Know-How" means proprietary know-how, trade secrets, inventions, data, technology and other proprietary information, which a party hereto has the lawful right to disclose to

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                  the other party "Know-How" shall include, without limitation, processes and analytical methodology used in development, testing, analysis and manufacture and medical, clinical toxicological testing as well as other scientific data.

         1.9 "Finished Dosage Form" means the composition produced by Global from the Product, labeled packaged and ready for sale to wholesalers, current and/or potential customers.


         1.10 "Product" means gastro-protected pancreatin compositions containing the Active Ingredient and certain excipients, said composition being produced by EURAND and meeting the Specifications (as hereinafter defined). As used herein to distinguish among the Products, the notations "Product A" and "Product B" shall mean, respectively, those Products having USP Lipase contents of 4,500 and 10,000, all of which are included in the definition of Products.


         1.11 "Product Formulation" means the developed formulation required to convert the Active Ingredient into Product.


         1.12     "Net Royalties" means royalties due on Net Sales.


         1.13 "Net Sales" means the aggregate invoiced sales of the Finished Dosage Form by GLOBAL less returns (excluding recalls and which shall not to exceed 7%), discounts, rebates, and shipping charges, as well as duties, customs or other governmental charges.


         1.14 "Person" means any individual, partnership, association, joint venture or corporation.


         1.55 "Specifications" means the specifications for the Products set forth in Exhibit B.


         1.16 "Territory" means the United States of America, its territories and possessions.


         1.17 "Act'," shall mean the Federal Food, Drug and Cosmetic Act, as amended from time to time.


         1.18 `cGMP' shall mean current Good Manufacturing Practices as defined in regulations promulgated by the FDA under the Act.


         1.19 "Effective Date" shall mean the date set forth in line 1 of page 4 hereof.


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2.       GRANT OF LICENSE

         2.1 Grant of (license. Subject to the terms set forth herein and in consideration for the payments set forth in Article 8.1 hereof, EURAND hereby grants to GLOBAL an exclusive royalty-bearing license within the Territory to use, offer for sale and sell the Products. Global acknowledges that its license hereunder as it relates to Product A is a semi-exclusive license subject to a previous license granted to Scandipharm for the territory.

         2.2 Exclusivity. The exclusivity of the license granted pursuant to Paragraph 2.1 may be converted to non-exclusive by operation of Paragraph 10.13.

         2.3      Competing Dosage Forms. The license granted under Paragraph
                  2.1 hereof shall automatically convert to non-exclusive throughout the Territory should GLOBAL market another product containing pancreatic enzymes in a dosage form similar or identical to the Product, except for products supplied to Global by Eurand or products containing pancreatic enzymes in combination with other active ingredients.

3.       OWNERSHIP AND USE OF KNOW-HOW

         3.1 Ownership. Know-How related to the Active Ingredient, the Products and/or their production (including modifications or improvements thereto) is the property of EURAND. Know-How owned prior to the date hereof by either party Shall continue to be owned exclusively by such party.

4.       SALE OF THE PRODUCT

         4,1 Standard of Manufacture. EURAND shall supply GLOBAL with Product meeting the Specifications. All Product supplied by EURAND to GLOBAL hereunder Shall be produced in accordance with cGMP and shall not be adulterated or misbranded within the


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                  meaning of the Act. Each shipment of Product from EURAND to
                  GLOBAL shall be sampled and analyzed by EURAND to determine if the shipment meets the Specifications. EURAND shall deliver to GLOBAL with each shipment of the Product a certificate of analysis stating that the Product meets the Specifications. EURAND shall maintain all batch records relating to the manufacture of the Product. GLOBAL may audit such batch records upon the provision of reasonable notice to EURAND

         4.2 Right of Review, GLOBAL may conduct its own analyses on each shipment of the Product received pursuant to this Agreement. GLOBAL shall notify EURAND within sixty (60) days after delivery of the Product if the same does not meet the Specifications or is adulterated or misbranded within the meaning of the Act. Any dispute arising between EURAND and GLOBAL concerning the conformity of any shipment of Product which cannot be settled between the two parties, shall be submitted to an independent expert. Said independent expert shall be mutually agreed by the parties. In the event that such agreement cannot be reached, each party will independently select an independent expert and such two (2) independent experts shall select a third independent expert who will than determine if the product meets the specifications or is in misbranded or adulterated within the meaning of the act. The decision of said expert shall be binding on EURAND and GL0BAL. The charges, including the fees and expenses of the expert, relating to any dispute described in this paragraph shall be paid by EURAND if the expert declares the delivery not to be in conformity or by GLOBAL if the expert declares the delivery to be in conformity. GLOBAL is responsible for release of Finished Dosage Form for sale.

         4.3      Representations and Warranties.

                  (a) Each party represents and warrants to the other that it is authorized to enter into and to perform its obligations under this Agreement.


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                  (b)      Each party represents and warrants to the other that
                           tile rights granted by it hereunder and its obligations created under this Agreement do not conflict in any manner with any rights previously granted by it or any of its previous obligations.

                  (c)      EURAND represents that:

                           (i) the Product delivered pursuant to this Agreement shall meet the Specifications and shall not be adulterated or misbranded within the meaning of the Act;

                           (ii) it will comply with all Applicable Laws in the United States (or any other country of Product manufacture) in the production of the Product;

                           (iii) the use. manufacture, distribution and/or sale of the Product, Product Formulation and/or Active Ingredient in any portion of the Territory does not violate or infringe in any respect and it has no knowledge of any pending or threatened claim or legal action asserting that the use, manufacture, distribution or sale of the Product in the Territory constitutes an infringement of extant patents, trade Secrets trademarks, or other extant industrial or intellectual property rights of any third party, and

                           (iv) there is no pending or threatened claim or legal action concerning adulteration or misbranding of the Product in the Territory.

         EURAND expressly disclaims all other warranties whether express or implied with respect to the Product, whether as to merchantability, fitness for a particular purpose or any other matter.

         4.4 Purchase and Sale. Subject to the provisions of Article 2, EURAND shall sell and deliver to GLOBAL, and GLOBAL shall exclusively purchase EURAND's product and accept, GLOBAL's total requirements of Product for the Territory as ordered pursuant to Paragraph 4.5 below.

         4.5 Delivery Schedule. Commencing on the effective date of this Agreement, GLOBAL shall establish a four (4) calendar quarter forecast covering its estimated requirements, based


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                  on manufacturing batch sizes and multiples thereof, and the desired delivery dates of the Product. No later than September 3O and March 31 of each calendar year during the term of this Agreement, GLOBAL shall provide EURAND with a good faith estimate of the amount and timing of the Product to be delivered to GLOBAL during the four (4) quarters commencing die following January 1 and July 1, respectively. GLOBAL shall place its firm orders at least twelve (12) weeks prior to the desired date of shipment. EURAND shall not be obligated to fill orders exceeding the immediately preceding forecast by more than thirty percent (30%) but shall make commercially reasonable efforts to do so.

         4.6 Title, Risk of Loss. Risk of loss with respect to the Product shall pass from EURAND to GLOBAL upon delivery to GLOBAL's carrier at EURAND's manufacturing plant. Title to the Product shall pass to GLOBAL upon receipt of payment for said Product.

5        PRICES

         5.1      Prices and Price Changes.

                  (a) EURAND shall sell. and GLOBAL shall buy, the Products at the initial prices set out in Exhibit A.


                  (b) EURAND shall be entitled to adjust the price set forth in Article 5.1(a) to reflect changes in its manufacturing costs. Such adjustments may be made no more than once per calendar year in accordance with its manufacturing costs. EURAND shall notify GLOBAL of the revised price of the Product during the last quarter of each calendar year during the term of the Agreement. The revised price sha11 be applied to any delivery of Product made during the following calendar year. In addition. the price applicable during any calendar year may be adjusted by EURAND as soon as is practicable after thirty (30) days written notice to GLOBAL, to cover one hundred percent (1.00%) of any additional cost or expense of manufacturing

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                           Product, to the extent that a change in manufacturing
                           technique is requested by GLOBAL or required by a change in Applicable Laws (including a change in cGMP), or due to an increase in the cost of raw materials.

         5.2 Payment Terms. EURAND shall send to GLOBAL an invoice showing the amount due under Section 5.1 with each shipment. GLOBAL shall pay EURAND the amount due thirty (30) days from the date of invoice. GLOBAL shall have the right, however, to set off against invoices received for Product to the extent that Product previously received and paid for by GLOBAL is properly rejected in accordance with Paragraph 4.2 hereof

6.       ROYALTIES

         6.1      Royalties.

                  (a) GLOBAL shall pay EURAND a Net Royalty of five percent (5%) of the Net Sales of the Finished Dosage Form sold by GLOBAL in the Territory during the term of this Agreement beginning January 1, 1998. No later than thirty (30) days after the end of each calendar quarter, GLOBAL shall report to EURAND the Net Sales of the Products and the Net Royalties due during each calendar quarter in the Territory 'in the previous calendar quarter. The payment by GLOBAL to EURAND shall be in US, Dollars and shall be made within forty-five (45) days after the end of each calendar quarter. Payments shall be made by such means to assure that the funds of such payment are immediately available to EURAND at the end of such forty-five
                           (45) period. GLOBAL shall keep true and accurate books of account and shall keep and maintain all records and documents necessary for EURAND to ascertain the Net Royalties due under this Agreement,


                  (b) Upon the provision of reasonable notice, EURAND shall have the right to designate a firm of certified public accountants to inspect GLOBAL's books of account, records,

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                           documents and instruments and to make copies thereof,
                           at any time during GLOBAL's regular business hours during the term of this Agreement and for a period of two (2) years immediately after termination of this Agreement, to ascertain the accuracy of such report. The cxpense of such audit shall be EURAND's unless the audit shall demonstrate a discrepancy greater than five (5%) between Net Royalties reported and paid and those which were actually due, in which event the expenses of audit shall be borne by GLOBAL. Such audits shall not be conducted more frequently then once per calendar year.

         6.2 Taxes. All taxes, assessments, fees and other charges, if any, levied under the laws or regulations with respect to payments due to EURAND hereunder shall be for the account of EURAND, and if required to be withheld from payments to EURAND, shall be deducted by GLOBAL, from such payments to EURAND. Receipts, if available, for all such withholdings shall be provided to EURAND. GLOBAL shall be responsible for establishing its right to claim any exemption to such charges or to its withholding, shall keep EURAND advised in writing of the basis and status of all such exemption claims, and except to the extent such exemption claim is based upon the false, inaccurate or misleading information furnished by or on behalf of Eurand shall be liable for any penalty, interest or other assessment against EURAND arising solely from such failure to pay or withhold such charges in reliance on any such exemption claim.

         6.3 Currency. All payments to be paid to EURAND hereunder shall be computed and made in United States Dollars.

7.       TERM

         7.1 Basic Term. Unless modified by the operation of Article 7.2 hereof, this Agreement shall be effective from the date first above written and shall continue for an initial period

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                  of ten (10) years. Thereafter, this Agreement shall
                  automatically renew itself and thereby continue in force for consecutive periods of two (2) years, provided that this Agreement may be terminated by either party upon provision of one (1) year's prior written notice delivered to the other party at any time during the initial term or the subsequent two (2) year terms.

         7.2 Early Termination by Reason of Patent Litigation. Notwithstanding Section 7.1 hereof, in the event that either parry to this Agreement is named in a third-party patent litigation related to the subject matter of this Agreement and that seeks an award of damages or an injunction, either parry shall have the right at any time thereafter to terminate this Agreement upon sixty (60) days prior written notice without further obligation to the other except for obligations incurred prior to the time of such notice.

                           So long as the license granted pursuant to Article 2
                  hereof is exclusive, prior to early termination of this Agreement, the parties agree to seek an opinion from an independent patent counsel acceptable to both parties. If such patent counsel determines their the Product and/or Finished Dosage Form cannot be made, used, marketed and/or in the Territory under the rights possessed by the parties without infringing the rights of such third party, the parties shall jointly or independently endeavor to secure a license from the third party on terms acceptable to both parties. If such license cannot reasonably be secured, either party may terminate the Agreement as provided immediately above.

         7.3 Sale of Finished Dosage Form. Following Termination. Unless termination of the Agreement occurred due to a breach by GLOBAL, GLOBAL may sell its inventory of Finished Dosage Form existing as of the date of such termination for a period of up to

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                  six (6) months. Such termination shall not relieve GLOBAL of its royalty obligations on such sales.

8.       EVENTS OF DEFAULT, REMEDIES AND EFFECTS OF DEFAULT

         8.1 Events of Default. An event of default under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events.

                  (a) failure by either party hereto to perform fully any material provision of this Agreement and such failure continues (i) for a period of sixty (60) days after notice of such nonperformance or (ii) if the non-performing Party shall commence within such sixty
                           (60) days and shall thereafter proceed with all due diligence to cure such failure, such Failure is not cured within such longer period (not to exceed sixty [60] days) as shall be reasonably necessary for such party to cure the same with all due diligence; or

                  (b) failure of GLOBAL to pay any amount due to EURAND, failure continues for a period of thirty (30) days after written notice of such non-payment; unless, however, such nonpayment is due to a good faith dispute concerning the amount owed.

         8.2 Remedies for Breach Termination, Upon the occurrence and during the continuation of any event of default thereunder, the party not in default may terminate this Agreement in whole or only with regard to the provision which has given rise to the event of default and pursue any other remedies provided under this Agreement or available at law.

9.       INDEMNIFICATION

         9.1 Indemnification of GLOBAL. EURAND shall indemnify and hold GLOBAL harmless from and against all damages, losses, expenses, claims, demands, suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonable

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                  counsel fees and expenses) incurred, assessed or sustained by
                  GLOBAL, its officers, directors, employees and agents with respect to or involving or arising out of a breach of EURAND'S warranties in Section 4.3 hereof by EURAND and/or the manufacturing of the Product regardless of whether the claim is based in contractor strict liability, warranty or any other legal theory.

         9,2 Indemnification of EURAND. GLOBAL shall indemnify and hold EURAND harmless from and against all damages, losses, expenses, claims, demands, suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonable counsel fees and expenses) incurred, assessed or sustained by EURAND, its officers, directors, employees, and agents regardless of whether the claim is based in contract, strict, liability, warranty or any other legal theory (i) not covered by EURAND's indemnification under 9.1 hereof and/or
                  (ii) with respect to or involving or arising out of a breach of warranties in Section 4.3 hereof by GLOBAL.

         9.3 Notice and Legal Defense. Promptly after receipt by a party hereunder of any claim Or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in Paragraph 9.1 and
                  9.2 hereof may apply, the party seeking indemnification shall notify the indemnifying party of such fact; provided that the failure to so notify shall not release an indemnifying party or its obligation hereunder unless such failure shall be materially detrimental to tire defense of any such action, proceeding an investigation. The indemnifying party shall assume the defense thereof; provided, however, that if the defendants in any such action include both the party seeking indemnification and the indemnifying party and the party seeking indemnification shall reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the indemnifying party, the party seeking indemnification shall have the right to select

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                  separate counsel to participate in the defense of such action on behalf of such party seeking indemnification, at the indemnifying party's expense.

10.               MISCELLANEOUS

         10.1 Assignment. Neither this Agreement nor any interest herein may be assigned, in whole or in part. by either party hereto without the prior written consent of the other party hereto, provided, that either party shall leave the right to assign all or part of its rights, interest and obligations to an Affiliate, a successor to a controlling or majority share of such party, or to a successor to substantially all the business to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         10.2     Confidentiality.

                  (a) Any and all information provided by one party to the other pursuant to this Agreement or the Confidentiality Agreement shall be deemed to be confidential information ("Confidential
                           Information"). The obligations of Confidentiality present in this Agreement supersede those contained in the Confidentiality Agreement. Each party will hold Confidential Information in complete confidence and will not, without the prior written consent of the other, use or disclose it in whole or in part to any person other than for the purposes set forth in this Agreement for a period ending five (5) years following expiration of this Agreement. Each party will be entitled to disclose any such Confidential Information to such of its professional advisers, directors, officers and senior employees who are directly concerned with this Agreement and its implementation and whose knowledge of such information is necessary for these purposes. Each party will use its reasonable efforts to ensure that each individual to whom such a

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                           disclosure is made adheres to the terms of this
                           undertaking as if he or she were a party hereto, including without limitation, having such individuals execute similar agreements.

                  (b) As used herein, the term Confidential Information shall not include information:

                           (1) which at the time of disclosure to the other is in the public domain;

                           (ii) which, after disclosure, becomes generally available to third parties from a source other than the discloser; provided that such source is not bound by a confidentiality or other similar agreement with the discloser or by any other legal, contractual or fiduciary obligation which prohibits the disclosure of such Confidential
                                    Information,

                           (iii) which was lawfully in possession of the recipient prior to disclosure, as evidenced by written records and which was not acquired directly or indirectly from the discloser; or

                           (iv) which the recipient is required to disclose or, after consultation with legal counsel, determines it prudent to be disclosed to the extent required under the laws, guidelines, or regulations or pursuant to any request by any governmental agency lawfully requesting the same, or to any court of competent jurisdiction acting pursuant to its powers.

         10.3 Exchange of Information. GLOBAL and EURAND will periodically inform each other about any useful marketing information concerning the sales of the Product in the Territory. Each party will timely report to the other any information concerning any side effect, injury, toxicity or sensitivity reaction associated with clinical uses, studies, investigations or test of the Active Ingredient, Product, Product Formulation or Finished Dosage Form. In reporting such incidents, the reporting party will use reasonable efforts

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                  to indicate whether. in its judgment, any of them are
                  unexpected or unusual in type, incidence or severity.

         10.4 Force Majeure. Each of the parties shall be excused from the performance or delay in performance of its obligations under this Agreement in the event such performance is prevented by Force Majeure and such performance shall be excused as long as the condition constituting such Force Majeure continues plus an additional thirty (30) days after termination of such condition; provided, that the non-performing party shall provide prompt notice to the other party of the particulars of the occurrence constituting Force Majeure and of its cessation and shall make diligent efforts to mitigate the adverse consequences of such nonperformance or delays in performance,

         10.5 Amendments. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by both parties.

         10.6 No Implied Waiver. Failure by either party hereto on one or more occasions to avail itself of a right conferred by this Agreement shall in no event be construed as a waiver of such party's right to enforce said right in the future.

         10.7 Choice of Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with New Jersey law without giving effect to its conflict of laws principles.

         10.8 Notices. Any notice and other communication required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered personally, telecopied or received by registered mail, return receipt requested, to the parties at the following addresses:

                  If to EURAND, to:

                        EURAND AMERICA, INC.
                        845 Center Drive
                        Vandalia, Ohio 45377
                        Attn: VP Business Development

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


                        Fax: (937) 898-9529

                  If to GLOBAL, to:

                        GLOBAL PHARMACEUTICAL CO.
                        Castor & Kensington Avenues
                        Philadelphia, PA 19124-5694
                        Attn: Mr. Max L. Mendelsohn
                              President and CEO
                        Fax:  (215) 289-2223

                        With copy to:

                        Sheldon Nussbaum Esq.
                        Fullbright & Jaworski
                        666 Firth Avenue
                        New York, NY 10103
                        Fax: (212) 752-5958

         10.9 Execution of Additional Documents. Each party hereto agrees to execute such further papers or agreements as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

         10.10 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such Holding shall not invalidate or render unenforceable any other provision hereof.

         10.11 Captions. The article and section captions in this Agreement have been inserted as a matter of convenience and are not part of this Agreement,

         10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

         10.13 Minimum Annual Purchases. In order for GLOBAL to retain exclusivity under the license granted pursuant to Article 2.1, the Minimum Annual Purchases for each of said Products are set forth immediately below. GLOBAL shall purchase from EURAND during each Contract Year minimum amounts of Products as follows:

Purchasing Period                                Product A       Product B
------------------                                ---------       ---------

1 Effective Date to December 31, 1998           22,000,000 cps.  4,000,000 cps.

2 January 1, 1999 to December 31, 1999          20,000,000 cps.  5,000,000 cps.

3 and thereafter                                24,000,000 cps.  6,000,000 cps.

When the new 10,000 spheronized, encapsulated Product is available for commercial sale, purchasing minimums for Product B will no longer be in effect.

On the Effective Date, GLOBAL shall place firm orders for 4.4 million capsules of The Product A. Should the purchases made by GLOBAL for any of said Products fail to reach the applicable Minimum Annual Purchase amount for that Product, Eurand, as its sole remedy hereunder, may convert the rights granted to GLOBAL pursuant to Articles 2.1 to non-exclusive.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

         EURAND AMERICA, INC                 GLOBAL PHARMACEUTICAL

         /s/ Gearoid Faherty                 /s/ Max L. Mendelsohn
         ------------------------            ------------------------
         Mr. Gearoid Faherty                 Mr. Max L. Mendelsohn
         Title: Managing Director            Title: President and CEO
         20th Aug. '97                       20th Aug. '97

EXHIBIT A: 1997 PRICES (initial)

Product A
---------
$63,95 per 1000 capsules FOB Vandalia

Product B
---------
$121.40 per 1000 capsules FOB Vandalia

EXHIBIT B: ACTIVE INGREDIENT AND PRODUCT SPECIFICATION'S

Dosage form: Pancrelipase Delayed-release Capsules

Product Strengths (label):

                         Product A                Product B
                         ---------                --------

Lipase               4,500 USP units        101,000 USP units

Amylase             20,000 USP units         30,000 USP units

Protease            25,000 USP units         30,000 USP units


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

EXHIBIT C - MANUFACTURING COSTS

"Manufacturing cost " means the fully allocated manufacturing cost of Product determined in accordance with U.S, generally accepted accounting principles
(GAAP) which includes and is 1imited to:

1.       direct labor (salaries, wages and employee benefits);

2.       direct materials;

3. operating costs of building and equipment used only in connection with the manufacture of the Product;

4. allocated depreciation and repairs and maintenance incurred in connection with the manufacture of Product;

5. quality and in process control incurred in connection with the manufacture of Product

6. an allocation of overhead costs incurred in connection with the manufacturing of Product including: raw material supply and manufacturing administration and management; simply and material management, storage and handling; and manufacturing and employee training;

7.       royalties paid to third parties; and

8. no charges for idle capacity or underutilized facilities shall be included in the manufacturing cost.


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